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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated October 28, 2005 except for Note 3, as to which the date is November 4, 2005, accompanying the consolidated financial statements of Clayton Holdings, Inc. as of December 31, 2003 (Predecessor Company balance sheet) and 2004 (Successor Company balance sheet), and for the years ended December 31, 2002 and 2003, and the period from January 1, 2004 through August 1, 2004 (Predecessor Company operations) and the period from inception (May 24, 2004, the earlier date common control was established—see Note 1, Organization and Description of Business, Basis of Presentation) to December 31, 2004 (Successor Company operations). We have also issued our report dated October 14, 2005, accompanying the consolidated statements of income, shareholders' equity and cash flows of Clayton Fixed Income Services Inc. (formerly known as The Murrayhill Company) and its subsidiary for the period January 1, 2004 through May 23, 2004. These reports are contained in Clayton Holdings, Inc.'s Prospectus and Registration Statement on Form S-1, Amendment No. 2. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

New York, New York
February 8, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM